Exhibit 4.4












                             MASTER TRUST AGREEMENT

                                     Between

     _______________________________________________________________________

                               FORD MOTOR COMPANY

                                       And

                        FIDELITY MANAGEMENT TRUST COMPANY

     _______________________________________________________________________

                         FORD DEFINED CONTRIBUTION PLANS

                                  MASTER TRUST
















                   Amended and Restated as of January 1, 2005

                                TABLE OF CONTENTS

Section 1.  Definitions.......................................................2

Section 2.  Establishment of Master Trust.....................................6

Section 3.  Exclusive Benefit and Reversion of Ford Contributions.............6

Section 4.  Disbursements and Participant Loans...............................6

Section 5.  Investment of Trust...............................................7

   (a)  Selection of Investment Options.......................................7

   (b)  Available Investment Options..........................................7

   (c)  Mutual Funds..........................................................8
     (i)  Execution of Purchases and Sales....................................8
     (ii) Voting..............................................................8

   (d)  Ford Stock............................................................8
     (i)    Acquisition Limit................................................10
     (ii)   Fiduciary Duty...................................................10
     (iii)  Execution of Purchases and Sales.................................10
     (iv)   Execution of Purchases and Sales of Units........................11
     (v)    Securities Law Reports...........................................12
     (vi)   Voting...........................................................12
     (vii)  Tender Offers....................................................12
     (viii)   General........................................................13
     (ix)   Confidentiality of Participant Records
             Relating to Ford Stock Fund.....................................13
     (x)    Redemption Distributions.........................................14
     (xi)     Special Indemnification for Purchases of Ford Common Stock.....14
     (xii)    Conversion.....................................................14

   (e)  Commingled Pools.....................................................14

   (f)  Separately Managed Portfolios........................................15

   (g)  Interest Income Fund.................................................16

   (h)  Strategy Funds.......................................................16

   (i)  Liquidity Shortfall..................................................16

   (j)  Master Trustee Powers................................................16

   Section 6.  Participant Direction.........................................17

   (a)  Investments..........................................................17

   (b)  Disbursements........................................................18

Section 7.  Accounts, Plan Qualification and Allocation of Interests.........18

   (a)  Accounts.............................................................18

   (b)  Plan Qualification and ERISA Section 404(c)..........................18

   (c)  Allocation of Interests..............................................19

Section 8.  Compensation and Expenses........................................19

Section 9.  Directions and Responsibility....................................19

   (a)  Directions from Ford or Administrator................................19

   (b)  Conduct..............................................................20


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


   (c)  Co-Fiduciary Liability...............................................20

   (d)  Responsibility.......................................................20

   (e)  Indemnification......................................................20

Section 10.  Resignation or Removal of Master Trustee and Termination........21

   (a)  Resignation and Removal..............................................21

   (b)  Termination..........................................................21

Section 11.  Successor Trustee...............................................21

   (a)  Appointment..........................................................21

   (b)  Acceptance...........................................................21

   (c)  Corporate Action.....................................................21

Section 12.  Resignation, Removal, and Termination Notices...................22

Section 13.  Duration........................................................22

Section 14.  Amendment or Modification.......................................22

Section 15.  Electronic Services.............................................22

Section 16.  Assignment......................................................23

Section 17.  General.........................................................24

   (a)  Performance by Master Trustee, its Agents or Affiliates..............24

   (b)  Delegation by Employer...............................................24

   (c)  Entire Agreement.....................................................24

   (d)  Waiver...............................................................24

   (e)  Successors and Assigns...............................................24

   (f)  Partial Invalidity...................................................24

   (g)  Section Headings.....................................................24

   (h)  Returns, Reports and Information.....................................25

   (i)  Communications.......................................................25

Section 18.  Governing Law...................................................25

   (a)  Massachusetts Law Controls...........................................25

   (b)  Which Agreement Controls.............................................25

Section 19.  Plan Qualification..............................................26

SCHEDULES....................................................................27

Schedule "A" - Authorized Signers (Ford).....................................27

Schedule "B" - Statement of Tax-Qualified Status.............................28

Schedule "C" - Ford Motor Company Guidelines for the Interest Income Fund....29

     TRUST AGREEMENT, originally dated as of September 30, 1995, amended and restated as of October 25, 1997, and again amended and restated as of January 1, 2005, between FORD MOTOR COMPANY ("Ford"), a Michigan corporation, having an office at World Headquarters, One American Road, Dearborn, Michigan 48126-2798, and FIDELITY MANAGEMENT TRUST COMPANY ("FMTC"), a Massachusetts trust company, having an office at 82 Devonshire Street, Boston, Massachusetts 02109 (the "Master Trustee").

                                   WITNESSETH:

     WHEREAS, Ford is the sponsor of the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees (the "SSIP"), the Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees (the "TESPHE") and the Ford Retirement Plan (the "FRP") and Ford is the Named Fiduciary (within the meaning of Section 402(a) of ERISA), for the SSIP, the TESPHE and the FRP (individually and collectively, the "Plan"); and

     WHEREAS, the Master Trustee has been appointed as trustee by Ford under the SSIP, the TESPHE and the FRP; and

     WHEREAS, Ford wishes to establish a Master Trust for the purpose of commingling for investment and administrative purposes some or all of the assets in the trusts established under the SSIP, the TESPHE and the FRP; and

     WHEREAS, Ford may in the future adopt savings plans and subsidiaries and affiliates of Ford may have adopted or may adopt in the future savings plans under which assets may appropriately be included in the Master Trust with the consent of Ford and the Master Trustee; and

     WHEREAS, the Master Trustee is willing to hold and invest such assets of the SSIP, the TESPHE and the FRP and of other such plans in the future; and

     WHEREAS, pursuant to a Master Recordkeeping Services Agreement dated as of the date of this Agreement, January 1, 2005, (the "Recordkeeping Agreement"), by and between Ford and Fidelity Employer Services Company LLC ("FESCO"), FESCO will provide recordkeeping and benefit administration services for the Plans in this Master Trust; and

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, Ford and the Master Trustee agree as follows:

Section 1.  Definitions.

The following terms as used in this Trust Agreement have the meaning indicated unless the context clearly requires otherwise:

     (a) "Administrator"
"Administrator" shall mean Ford, identified in the Plan document as the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA), and with respect to plans whose assets may be included in the future, the sponsor of such plans.

     (b) "Agreement"
"Agreement" shall mean this Master Trust Agreement, and the Schedules and Exhibits attached hereto, as the same may be amended and in effect from time to time.

     (c) "Available Liquidity"
"Available Liquidity" shall mean the amount of short-term investments held in the Ford Stock Fund decreased by any outgoing cash for expenses then due, payables for loan principal, and obligations for pending stock purchases, and increased by incoming cash (such as contributions, exchanges in, loan repayments) and to the extent credit is available and allocable to the Ford Stock Fund, receivables for pending stock sales.

     (d) "Business Day"
"Business Day" shall mean each day the NYSE is open.

     (e) "Code"
"Code" shall mean the Internal Revenue Code of 1986, as it has been or may be amended from time to time.

     (f) "Closing Price"
"Closing Price" shall mean either (1) the closing price of the stock on the principal national securities exchange on which Ford Stock is traded; or, if (1) is unavailable, (2) the latest available price as reported by the principal national securities exchange on which the Ford Stock is traded or, for an over the counter stock, the last bid price prior to the close of the New York Stock Exchange (generally 4:00 p.m. Eastern time).

     (g) "Commingled Pool"
"Commingled Pool" shall mean a group trust collective investment fund maintained by a bank or trust company for plans qualified under Section 401(a) of the Code which is exempt from tax under Section 501(a) of the Code.

     (h) "Ford"
"Ford" shall mean Ford Motor Company, a Michigan corporation, or any successor to all or substantially all of its businesses which, by agreement, operation of law or otherwise, assumes the responsibility of Ford under this Agreement.

     (i) "Declaration of Separate Trust"
"Declaration of Separate Trust" shall mean the declaration of separate trust for each separate fund of the Group Trust.

     (j) "EDT"
"EDT" shall mean electronic data transfer.

     (k) "Electronic Products"
"Electronic Products" shall mean software products made available via electronic media.

     (l) "Electronic Services"
"Electronic Service" shall mean communications and services made available via electronic media.

     (m) "ERISA"
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it has been or may be amended from time to time.

     (n) "External Account Information"
"External  Account  Information"  shall  mean  account  information,   including
retirement savings account information, from third party websites or other websites maintained by Fidelity or its affiliates.

     (o) "Fidelity Mutual Fund"
"Fidelity Mutual Fund" shall mean any investment company advised by Fidelity Management & Research Company or any of its affiliates.

     (p) "FIFO"
"FIFO" shall mean First In First Out.

     (q) "FIIOC"
"FIIOC" shall mean Fidelity Investments Institutional Operations Company, Inc.

     (r) "FPRS"
"FPRS" shall mean Fidelity Participant Recordkeeping System.

     (s) "Ford Stock"
"Ford Stock" shall mean the publicly traded common stock of Ford, which meets the requirements of section 407(d)(5) of ERISA with respect to the Plans.

     (t) "Ford Stock Fund"
"Ford Stock Fund" shall mean the investment option consisting of Ford Stock and cash or short term liquid investments.

     (u) "GICs"
"GICs" shall mean guaranteed investment contracts.

     (v) "Group Trust"
"Group Trust" shall mean the Fidelity Group Trust for Employee Benefit Plans for tax-qualified plans.

     (w) "Investment Manager"
"Investment Manager" shall mean (i) an investment adviser registered under the Investment Advisers Act of 1940 (ii) a bank, as defined in that Act or (iii) an insurance company qualified to perform investment management service under the laws of more than one state and who has acknowledged in writing that it is a fiduciary under the Plan.

     (x) "Losses"
"Losses"  shall  mean any and all loss,  damage,  penalty,  liability,  cost and
expense,   including  without   limitation,   reasonable   attorney's  fees  and
disbursements.

     (y) "Master Trust"
"Master Trust" shall mean the Ford Defined Contribution Plans Master Trust, being the trust established by Ford and the Master Trustee pursuant to the provisions of this Agreement.

     (z) "Master Trustee"
"Master Trustee" shall mean Fidelity Management Trust Company, a Massachusetts trust company and any successor to all or substantially all of its trust business as described in Section 11. The term Master Trustee shall also include any successor trustee appointed pursuant to Section 11 to the extent such successor agrees to serve as Master Trustee under this Agreement.

     (aa) "Mutual Fund"
"Mutual Fund" shall refer both to Fidelity Mutual Funds and Non-Fidelity Mutual Funds.

     (bb) "Named Fiduciary"
"Named Fiduciary" shall mean Ford, a named fiduciary of the Plan (within the meaning of section 402(a) of ERISA).

     (cc) "NAV"
"NAV" shall mean the net asset value of a single unit or share held by a Participant in any investment option.

     (dd) "NFSLLC"
"NFSLLC" shall mean National Financial Services LLC.

     (ee) "Non-Fidelity Mutual Fund"
"Non-Fidelity Mutual Fund" shall mean certain investment companies not advised by Fidelity Management & Research Company or any of its affiliates.

     (ff) "NYSE"
"NYSE" shall mean the New York Stock Exchange.

     (gg) "Participant"
"Participant" shall mean, with respect to the Plan, any employee, former employee, or alternate payee with respect to a Qualified Domestic Relations Order ("QDRO") with an account under the Plan, which has not yet been fully distributed and/or forfeited, and shall include the designated beneficiary(ies) with respect to the account of any deceased employee (or deceased former employee) until such account has been fully distributed and/or forfeited or any other person entitled to benefits with respect to the Plans.

     (hh) "Participant Recordkeeping Reconciliation Period"
"Participant Recordkeeping Reconciliation Period" shall mean the period beginning on the date of the initial transfer of assets (in conjunction with a Plan merger or similar corporate action) to the Master Trust and ending on the date of the completion of the reconciliation of Participant records.

     (ii) "Participation Agreement"
"Participation Agreement" shall mean the participation agreement for the Group Trust.

     (jj) "PIN"
"PIN" shall mean personal identification number.

     (kk) "Plan"
"Plan" or "Plans" shall mean the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees ("SSIP"), the Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees ("TESPHE"), the Ford Retirement Plan ("FRP") and such other tax-qualified, defined contribution plans which are maintained by Ford or any of its subsidiaries or affiliates for the benefit of their eligible employees as may be designated by Ford in writing to the Master Trustee as a Plan hereunder. Each reference to "a Plan" or "the Plan" in this Agreement shall mean and include the Plan or Plans to which the particular provision of this Agreement is being applied or all Plans, as the context may require.

     (ll) "Plan Administration Manual" or "PAM"
"Plan Administration Manual" or "PAM" shall mean the document which sets forth the administrative and recordkeeping duties and procedures to be followed by the Master Trustee in administering the Plan, as such document may be amended and in effect from time to time.

     (mm) "Plan Sponsor Webstation" or "PSW"
"Plan Sponsor Webstation" or "PSW" shall mean the graphical windows based application that provides current Plan and Participant information including indicative data, account balances, activity and history.

     (nn) "Redemption Distributions"
"Redemption Distributions" shall mean those participant distributions made under a Plan from the proceeds of a redemption by Ford of shares of Ford Stock held by the Master Trust as set forth in the Operating Procedures attached to Part I of
Exhibit 2 (DC) to the separate Recordkeeping Agreement as Schedule "F". "Original Redemption Distributions" and "Other Redemption Distributions", as defined in Schedule "F", shall be collectively referred to as Redemption Distributions.

     (oo) "Reporting Date"
"Reporting Date" shall mean the last day of each calendar quarter of the Plan or the date as of which the Master Trustee resigns or is removed pursuant to
Section 10 hereof or the date as of which this Agreement  terminates pursuant to
Section 12 hereof.

     (pp) "SEC"
"SEC" shall mean the Securities and Exchange Commission.


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


     (qq) "Specified Hierarchy"
"Specified Hierarchy" shall mean the Ford Stock Fund processing order set forth in Schedule "H" to the separate Recordkeeping Agreement, that gives precedence to distributions, loans and withdrawals, and otherwise on a FIFO basis.

     (rr) "Strategy Funds"
"Strategy Funds" shall mean the unitized investment options consisting of investment components and cash or short-term liquid investments as set forth in Schedule "G" to Exhibit 2 (DC), Part I of the separate Recordkeeping Agreement.

     (ss) "VRS"
"VRS" shall mean Voice Response System.


Section 2.  Establishment of Master Trust.
Ford hereby establishes the Master Trust with the Master Trustee and the Master Trustee hereby accepts the trust on the terms and conditions hereinafter set forth. The Master Trust shall consist of money or other property acceptable to the Master Trustee in its sole discretion, that (i) are transferred to it by Comerica Bank, predecessor trustee under the SSIP and the TESPHE, on behalf of separate trusts established under each such plan concurrently with the establishment of this Master Trust, or by the trustee of such trusts, (ii) are paid to it by Ford or transferred to it from the trustee of a separate trust under each Plan permitted by Ford and the Master Trustee to participate in the Master Trust, (iii) are paid to it by Ford or other subsidiaries with respect to such Plans in the forms of additional sums of money or Ford Stock or other property acceptable to the Master Trustee , and (iv) are paid to it by Ford or by Participants as contributions to the Plan or that may be rolled over in cash by an eligible employee pursuant to the provisions of any Plan participating in the Master Trust and the provisions of the Summary Plan Description applicable to such Plan, as reflected in the PAM.


Section 3.  Exclusive Benefit and Reversion of Ford Contributions.
Except as provided under applicable law, and the provisions of each of the Plans communicated by Ford to the Master Trustee, no part of the Master Trust allocable to a Plan may be used for, or diverted to, purposes other than the exclusive benefit of the Participants in the Plan or their beneficiaries or other person entitled thereto prior to the satisfaction of all liabilities with respect to the Participants and their beneficiaries or the reasonable expenses of Plan administration. No assets of the Plan shall revert to Ford, except as specifically permitted by the terms of the Plan.


Section 4.  Disbursements and Participant Loans.

     (i) Disbursements. The Trustee shall make disbursements as directed by the Participant or the Administrator, as applicable, in accordance with the provisions of the Plan Administration Manual and as described in
          Part I of Exhibit 2 (DC) to the separate Recordkeeping Agreement. The Trustee shall have no responsibility to ascertain any direction's compliance with the terms of the Plan (except to the extent the terms of the Plan have been communicated to the Trustee in writing) or of any applicable law or the direction's effect for tax purposes or otherwise; nor shall the Trustee have any responsibility to see to the application of any disbursement. The Trustee shall not be required to make any disbursement under a Plan in excess of the net realizable value of the assets of the Trust allocable to such Plan at the time of the disbursement.

     (ii) Participant Loans. Participant loans shall be processed and administered in accordance with the Plan Administration Manual and as described in Part I of Exhibit 2 (DC) to the separate Recordkeeping Agreement. The Administrator shall act as the Master Trustee's agent with regard to Participant loans and as such shall (i) separately account for repayments of such loans and clearly identify such assets as Plan assets allocated to such participant's account; and (ii) collect and remit all principal and interest payments to the Trustee. To the extent that the Participant is required to submit loan documentation to the Administrator for approval prior to the issuance of a Participant loan, the Administrator shall also be responsible for
          (i) holding physical custody of and keeping safe the notes and other loan documents; and (ii) canceling and surrendering the notes and other loan documentation when a loan has been paid in full.

          To facilitate recordkeeping, the Master Trustee may destroy the original of any proceeds check (including the promissory note on the reverse side of the check) made in connection with a loan to a Participant under the Plan, provided that the Trustee or its agent first creates a duplicate by a photographic or optical scanning or other process yielding a reasonable facsimile of the proceeds check (including the promissory note on the reverse side of the check) and the Participant's signature thereon, which duplicate may be reduced or enlarged in size from the actual size of the original.


Section 5.  Investment of Trust.

     (a) Selection of Investment Options.
The Master Trustee shall have no responsibility for the selection of investment options under the Master Trust and shall not render investment advice to any person in connection with the selection of such options.

     (b) Available Investment Options.
Ford, with respect to a Plan merger or similar corporate action, shall direct the Master Trustee as to the investment options in which the Master Trust shall be invested during the Participant Recordkeeping Reconciliation Period and the investment options in which Participants may invest following the Participant Recordkeeping Reconciliation Period, subject to limitations described in this
Section 5. Ford may determine to offer as investment options only: (i) Mutual Funds, (ii) Ford Stock, (iii) investment contracts chosen by the Master Trustee,
(iv) Commingled Pools, (v) portfolios of assets managed by a third party Investment Manager as referred to in section 402(c)(3) of ERISA and not affiliated with the Master Trustee, and (vi) Strategy Funds, as described in Schedule "G" to Part I of Exhibit 2 (DC) to the separate Recordkeeping Agreement.

The Master Trustee shall be considered a fiduciary with investment discretion only with respect to Plan assets that are invested in investment contracts chosen by the Master Trustee or in the Group Trust.

The investment options initially selected by Ford are identified on Schedule "A" to Part I of Exhibit 2 (DC) to the separate Recordkeeping Agreement. Ford may add, delete or substitute additional investment options with the consent of the Trustee to reflect administrative considerations, which consent shall not be unreasonably withheld, and upon mutual amendment of this Agreement, and the Schedules thereto, to reflect such additions.

     (c) Mutual Funds.
Ford hereby acknowledges that it has received from the Master Trustee a copy of the prospectus for each Fidelity Mutual Fund selected by Ford as a Plan investment option or short-term investment fund. All transactions involving Non-Fidelity Mutual Funds shall be done in accordance with the Operational Guidelines attached to Part I of Exhibit 2 (DC) to the separate Recordkeeping Agreement as Schedule "D". Trust investments in Mutual Funds shall be subject to the following limitations:

          (i) Execution of Purchases and Sales.
Purchases of Fidelity Mutual Funds with contributions made by Participants or by Ford on behalf of Participants (other than for exchanges) shall be made on the date on which the Master Trustee receives from the Participant or Ford in good order the information, and documentation necessary to accurately effect such purchases, or if later, the date on which the Master Trustee has received a wire transfer of funds necessary to make such purchase. Purchases and sales of Non-Fidelity Mutual Funds (other than for exchanges) shall be made in accordance with the operating procedures established for each fund. Exchanges or sales of Mutual Funds shall be made at the direction of Participants in accordance with the Exchange Guidelines attached to Part I of Exhibit 2 (DC) to the separate Recordkeeping Agreement as Schedule "C".

          (ii) Voting.
The Master Trustee may retain at its expense the services of a third-party vendor to handle proxy solicitation mailings and tabulation for Non-Fidelity Mutual Funds. In the case of Fidelity Mutual Funds, the Master Trustee shall handle any proxy solicitation and tabulation. At the time of mailing of notice of each annual or special stockholders' meeting of any Mutual Fund, the Master Trustee or third party vendor shall send a copy of the notice and all proxy solicitation materials to each Participant who has shares of such Mutual Fund credited to the Participant's accounts, together with a voting direction form for return to the Master Trustee or its designee. The Participant shall have the right to direct the Master Trustee as to the manner in which the Master Trustee is to vote the shares credited to the Participant's accounts (both vested and unvested). The Master Trustee shall vote the shares as directed by the Participant. The Master Trustee shall not vote shares for which it has received no directions from the Participant. With respect to all rights other than the right to vote, the Master Trustee shall follow the directions of the Participant. The Master Trustee shall have no further duty to solicit directions from Ford.

     (d) Ford Stock.
Master Trust investments in Ford Stock shall be made via the Ford Stock Fund. While investments in the Ford Stock Fund shall consist primarily of shares of Ford Stock, and in order to satisfy daily participant requests for transfers and payments, the Ford Stock Fund shall also include cash or short-term liquid investments, subject to the limitation described below. Such holdings will include Colchester Street Trust: Money Market Portfolio: Class I or such other Mutual Fund or commingled money market pool as agreed to in writing by Ford and Master

Trustee. A target percentage and drift allowance for such short-term liquid investments shall be agreed to in writing by Ford and Master Trustee, and the Master Trustee shall be responsible for ensuring that the short-term investments held in the Ford Stock Fund fall within the agreed-upon range (1.5% +/- .20%) as of the date of this Agreement), subject to its ability to execute open-market trades in Ford Stock or to otherwise trade with Ford. Ford shall have the right to direct the Master Trustee as to the manner in which the Master Trustee is to vote the shares of a Mutual Fund used as the liquidity reserve.

Each Participant's proportional interest in the Ford Stock Fund shall be measured in units of participation, rather than shares of Ford Stock. Such units shall represent a proportionate interest in all of the assets of the Ford Stock Fund, which includes shares of Ford Stock, short-term investments and at times, receivables and payables (such as receivables and payables arising out of unsettled stock trades).

Each day, the Master Trustee shall determine a NAV for each unit outstanding of the Ford Stock Fund. Valuation of the Ford Stock Fund shall be based upon: (a) the Closing Price or, if not available, (b) the price determined in good faith by the Master Trustee. The NAV will fluctuate daily and shall be adjusted for gains or losses realized on sales of Ford Stock, appreciation or depreciation in the value of those shares owned, dividends paid on Ford Stock to the extent not used to purchase additional units of the Ford Stock Fund for affected Participants, and interest on the short-term investments held by the Ford Stock Fund, payables and receivables for pending stock trades, receivables for dividends not yet distributed, and payables for other expenses of the Ford Stock Fund, including principal obligations, if any, and expenses.

Amounts paid to the Master Trust and received by the Ford Stock Fund as cash dividends on shares of Ford Common Stock ("Cash Dividends") shall, according to direction from Participants or Ford, either be: a) paid to the Participant in cash; or b) retained by the Master Trustee in the Ford Stock Fund and used to allocate additional units of such fund to the accounts of Participants who have elected to have dividends reinvested. For purposes of this Section, the term "Cash Dividend" shall not include Redemption Distributions.

Notwithstanding the foregoing paragraph, no Participant shall be entitled to elect a Cash Dividend unless the dividend attributable to such Participant with respect to the Ford Stock Fund exceeds $10.00 (or any other amount that may be mutually agreed by Ford and the Master Trustee) for any given dividend payment. In the event dividends attributable to any Participant are $10.00 (or any other amount that may be mutually agreed by Ford and the Master Trustee) or less, the dividends shall be reinvested in the Ford Stock Fund as if the Participant has so elected.

In the absence of valid Participant or Ford direction to the contrary, Ford hereby directs the Master Trustee to retain the dividend in the Ford Stock Fund and use any dividend to allocate additional units of such fund to the accounts of affected Participants.

The Master Trustee shall pay or reinvest dividends according to the direction of Participants or Ford in accordance with the Flexible Dividend Operating Procedures attached to Part I of Exhibit 2 (DC) the separate Recordkeeping Agreement as Schedule "E".

All Cash Dividends shall be paid net of any required withholding. The Master Trustee shall withhold and remit taxes, and file information with the Internal Revenue Service (Forms 1099-

DIV) with respect to Cash Dividends in accordance with information supplied by Participants or Ford or as otherwise required by Code section 3406.

The Master Trustee shall pay to Participants in accordance with their elections amounts paid to it by Ford as Cash Dividends for Participants. Ford shall indemnify and hold harmless the Master Trustee and its affiliates from any Losses arising in connection with the Master Trustee's payment or failure to pay such amounts and any other matters related to the operation of the flexible dividend program not attributable to the negligence of the Master Trustee. Investments in Ford Stock shall be subject to the following limitations:

          (i) Acquisition Limit.
Pursuant to the applicable provisions of Plans, the Master Trust may be invested in Ford Stock to the extent necessary to comply with investment directions in accordance with this Agreement. Ford shall be responsible for providing specific direction on any acquisition limits required by the Plans or applicable law.

          (ii) Fiduciary Duty.
Except as may otherwise be permitted under Section 404(c) of ERISA, Ford shall continually monitor the suitability of acquiring and holding Ford Stock under the fiduciary duty rules of section 404(a)(1) of ERISA (as modified by section 404(a)(2) of ERISA). It shall be the responsibility of Ford to determine and assure that any securities which are issued by Ford and which are to be held in the Master Trust satisfy the definition of Ford Stock. At the request of the Master Trustee, Ford shall provide a legal opinion reasonably satisfactory to the Master Trustee that any such securities meet the definition of Ford Stock.

          (iii) Execution of Purchases and Sales.
Unless otherwise directed by Ford in writing pursuant to directions that the Master Trustee can administratively implement, the following provisions shall govern purchases and sales of Ford Stock.

                (A) Open Market Purchases and Sales. Except for sales necessary to fund Redemption Distributions, purchases and sales of Ford Stock shall be made on the open market, as necessary to honor exchange and withdrawal activity and to maintain the target cash percentage and drift allowance for the Ford Stock Fund, provided that:

                      (1) If the Master Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or

                      (2) If the Master Trustee is prohibited by the SEC, the NYSE or principal exchange on which Ford Stock is traded, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day, then, under the circumstances set forth in either (1) or (2), the Master Trustee shall purchase or sell such shares as soon thereafter as administratively feasible.

                (B) It is intended that with respect to the purchase of Ford Stock in the market, the Master Trustee will qualify as an "agent independent of the issuer" within the meaning of Rule 10b-18 under the Securities Exchange Act of 1934 as amended. Accordingly, neither the Administrator or affiliate of the Administrator, may exercise any direct or indirect control or influence over the time when or the prices at which the Master Trustee purchases Ford Stock in the market under the Plan, the amounts to be purchased, the manner in which the shares are to be purchased, or the selection of a broker or dealer through which purchases are executed. Purchases and sales of Ford Stock (other than exchanges) shall be made by the Master Trustee when the Master Trustee receives from the Administrator in good order all information and documentation necessary to effect accurately such purchases and sales (or, in the case of purchases, when the Master Trustee has received a wire transfer of the funds necessary to make such purchases).

                (C) Purchases from Ford. The Master Trustee shall purchase shares of Ford Common Stock as are necessary for Plan purchases in accordance with the Operating Procedures attached to Part I of Exhibit 2 (DC) to the separate Recordkeeping Agreement as Schedule "I". Such purchases shall be for adequate consideration (within the meaning of Section 3(18) of ERISA) and no commission shall be charged.

                (D)  Sales to Ford.   The Master Trustee shall sell and Ford
shall purchase such shares of Ford Common Stock as are necessary to fund Redemption Distributions to Ford in accordance with the Operating Procedures attached to Part I of Exhibit 2 (DC) the separate Recordkeeping Agreement as Schedule "F". Such sales shall be adequate consideration (within the meaning of Section 3(18) of ERISA) and no commission shall be charged.

                (E) Use of Brokers. Ford hereby directs the Master Trustee to use such brokers, unaffiliated with the Master Trustee, as the Master Trustee deems appropriate to provide brokerage services in connection with any purchase or sale of Ford Stock on the open market. Commissions on the purchase and sale of Ford Stock shall be charged back to the Ford Stock Fund.

          (iv) Execution of Purchases and Sales of Units.
Unless otherwise directed in writing pursuant to directions that the Master Trustee can administratively implement, purchases and sales of units in the Ford Stock Fund shall be made as follows:

                (A)  Subject to subparagraphs (B) and (C) below, purchases and sales of units in the Ford Stock Fund (other than for exchanges) shall be made on the date on which the Master Trustee receives from Ford in good order all information and documentation necessary to accurately effect such transactions. Exchanges of units in the Ford Stock Fund shall be made in accordance with the Exchange Guidelines attached to Part I of Exhibit 2 (DC) to the separate Recordkeeping Agreement as Schedule "C".

                (B) In addition to the procedure stated in Section 5(j), aggregate sales of units in the Ford Stock Fund on any day shall be limited to the Ford Stock Fund's Available Liquidity for that day. In the event that the requested sales exceed the Available Liquidity, then transactions shall be processed giving precedence to distributions, loans and withdrawals (not necessarily in that order), and otherwise on a FIFO basis, as provided in Schedule "H" to Part I of Exhibit 2 (DC) to the separate Recordkeeping Agreement (the "Specified Hierarchy"). So long as the Ford Stock Fund is open for such transactions, sales of units that are requested but not processed on a given day due to insufficient Available Liquidity shall be suspended until Available Liquidity is sufficient to honor such transactions in accordance with the Specified Hierarchy.

                (C) The Master Trustee shall close the Ford Stock Fund to sales or purchases of units, as applicable, on any date on which trading in Ford Stock has been suspended or substantial purchase or sale orders are outstanding and cannot be executed. Ford is to be notified should this event occur.

          (v) Securities Law Reports.
Ford shall be responsible for filing all reports required under Federal or state securities laws with respect to the Master Trust's ownership of Ford Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, except for any such reports that the Master Trustee is required to file, and shall immediately notify the Master Trustee in writing of any requirement to stop purchases or sales of Ford Stock pending the filing of any report. The Master Trustee shall provide to Ford such information on the Master Trust's ownership of Ford Stock as Ford may reasonably request in order to comply with Federal or state securities laws.

          (vi) Voting.
Notwithstanding any other provision of this Agreement the provisions of this Section shall govern the voting of Ford Stock. Ford, after consultation with the Master Trustee, shall provide and pay for all printing, mailing, tabulation and other costs associated with the voting of Ford Stock.

                (A) When Ford prepares for any annual meeting, Ford shall notify the Master Trustee at least thirty (30) days in advance of the intended record date and shall cause a copy of all proxy solicitation materials to be sent to the Master Trustee. Based on these materials the Master Trustee shall prepare a voting instruction form. At the time of the mailing of notice of each annual or special stockholders' meeting of the issuer of Ford Stock, the Master Trustee shall cause a copy of all proxy solicitation materials to be sent to each Participant with an interest in Ford Stock held in the Master Trust, together with the foregoing voting instruction form to be returned to the Master Trustee or its designee. The form shall show the number of full and fractional shares of Ford Stock attributable to the Participant's interest in the Ford Stock Fund.

                (B) Each Participant with an interest in the Ford Stock Fund shall have the right to direct the Master Trustee as to the manner in which the Master Trustee is to vote that number of shares of Ford Stock attributable such Participant's interest in the Ford Stock Fund. Directions from a Participant to the Master Trustee concerning the voting of Ford Stock shall be communicated in writing, or by such other means as is agreed upon by the Master Trustee and Ford. Upon its receipt of the directions, the Master Trustee shall vote the shares of Ford Stock credited to a Participant's account as directed by the Participant. Except as otherwise required by law, the Master Trustee shall vote shares of Ford Stock credited to a Participant's account for which it has received no direction from the Participant in the same proportion on each issue as it votes those shares credited to Participants' accounts for which it received voting directions from Participants.

          (vii) Tender Offers.
Notwithstanding any other provision of this Agreement the provisions of this Section shall govern the tendering of Ford Stock. Ford, after consultation with the Master Trustee, shall provide and pay for all printing, mailing, tabulation and other costs associated with the tendering of Ford Stock.

                (A) Upon commencement of a tender offer for any securities held in the Master Trust that are Ford Stock, Ford shall timely notify the Master Trustee in advance of the intended tender date and shall cause a copy of all materials to be sent to the Master Trustee. Based on these materials and after consultation with Ford the Master Trustee shall prepare a tender instruction form and shall provide a copy of all tender materials to be sent to each Participant with an interest in the Ford Stock Fund, together with the foregoing tender instruction form, to be returned to the Master Trustee or its designee. The tender instruction form shall show the number of full and fractional shares of Ford Stock that reflect the Participant's proportional interest in the Ford Stock Fund.

                (B) Each Participant with an interest in the Ford Stock Fund shall have the right to direct the Master Trustee to tender or not to tender some or all of the shares of Ford Stock reflecting such Participant's proportional interest in the Ford Stock Fund. Directions from a Participant to the Master Trustee concerning the tender of Ford Stock shall be communicated in writing, or by such other means as is agreed upon by the Master Trustee and Ford. The Master Trustee shall tender or not tender shares of Ford Stock as directed by the Participant. Except as otherwise required by law, the Master Trustee shall not tender shares of Ford Stock reflecting a Participant's proportional interest in the Ford Stock Fund for which it has received no direction from the Participant.

                (C) A Participant who has directed the Master Trustee to tender some or all of the shares of Ford Stock reflecting the Participant's proportional interest in the Ford Stock Fund may, at any time prior to the tender offer withdrawal date, direct the Master Trustee to withdraw some or all of the tendered shares reflecting the Participant's proportional interest, and the Master Trustee shall withdraw the directed number of shares from the tender offer prior to the tender offer withdrawal deadline. A Participant shall not be limited as to the number of directions to tender or withdraw that the Participant may give to the Master Trustee.

                (D) A direction by a Participant to the Master Trustee to tender shares of Ford Stock reflecting the Participant's proportional interest in the Ford Stock Fund shall not be considered a written election under the Plan by the Participant to withdraw, or have distributed, any or all of the Participant's withdrawable shares. The Master Trustee shall credit to each proportional interest of the Participant from which the tendered shares were taken the proceeds received by the Master Trustee in exchange for the shares of Ford Stock tendered from that interest. Pending receipt of directions from the Participant or Ford, as provided under the Plans, as to which of the remaining investment options the proceeds should be invested in, the Master Trustee shall invest the proceeds in the Interest Income Fund.

          (viii) General.
With respect to all shareholder rights other than the right to vote, and the right to tender, in the case of Ford Stock attributable to a Participant's interest in the Ford Stock Fund, the Master Trustee shall follow the directions of the Participant.

          (ix)  Confidentiality  of Participant  Records  Relating to Ford Stock
     Fund.
The Master Trustee agrees that it shall maintain as confidential all information concerning a Participant's investments in the Ford Stock Fund, exchanges in or out of the Ford Stock Fund, and the voting or tendering of Ford Stock represented by Participants' proportionate interests in the Ford Stock Fund and shall not disclose such information to any party other than Participants entitled to information regarding their investments in the Ford Stock Fund, except upon written instructions from Ford and except as may be available to individuals designated by Ford to have access to information tools such as PSW. Notwithstanding the foregoing, it shall not be necessary for Ford to provide
written   instructions   to  the  Master  Trustee  for   information
regarding Participants' investment in and exchange in or out of the Ford Stock Fund when such information is necessary to administer claims for benefits and process appeals concerning Participants' investment in and exchanges in or out of the Ford Stock Fund, and the Master Trustee may rely on Ford's oral requests for such information.

          (x) Redemption Distributions.
                (A) Redemption Distributions shall be made in accordance with the Operating Procedures attached to Part I of Exhibit 2 (DC) to the separate Recordkeeping Agreement as Schedule "F".

                (B) Certain affiliates of the Master Trustee and Ford have executed herewith a letter agreement governing certain matters related to the Redemption Distributions.

                (C) Ford, in its capacity as named fiduciary of the SSIP and the TESPHE, shall direct the Master Trustee concerning any communication to Participants with respect to the nature and tax treatment of Redemption Distributions.

                (D) Ford shall indemnify and hold the Master Trustee and its Affiliates harmless from, any Losses that may be incurred by, imposed upon, or asserted against the Master Trustee or its affiliates by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by an individual or person with respect to the Plan or Master Trust in connection with Redemption Distributions.

                (xi)  Special Indemnification for Purchases of Ford Common
                      Stock.
Ford shall indemnify and hold the Master Trustee and its Affiliates harmless, from any and all Losses that may be incurred by, imposed upon, or asserted against the Master Trustee or its affiliates by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Master Trust in connection with purchases of Ford Common Stock from Ford; provided, however, that Ford shall not be required to indemnify the Master Trustee in the event any Losses are caused by the bad faith, negligence, willful misconduct, or breach of fiduciary duty of the Master Trustee or its affiliates and their respective employees and agents.

                (xii)  Conversion.
All provisions in this Section 5(d) shall also apply to any securities received as a result of a conversion of Ford Stock.

          (e) Commingled Pools.
Master Trust investments in Commingled Pools shall be subject to the following:

                (i) Ford hereby agrees to the Plans' participation in the Group Trust, and adopts the terms of the Group Trust as part of this Agreement. Additionally, Ford acknowledges that it has received from the Master Trustee a copy of the terms of the Group Trust and the terms of the Declaration of Separate Fund for each separate fund of the Group Trust selected by Ford.

                (ii) The Master Trustee shall at the direction of an Investment Manager transfer all or any specified assets of a Separately Managed Portfolio to any Commingled Pool which is maintained by such Investment Manager, an affiliate thereof or any other entity which is a bank, and whereupon the instrument establishing such Commingled Pool, as amended from time to time shall constitute a part of the Master Trust, provided, however, that following the transfer of funds to the bank, the Master Trustee shall have no responsibility with respect to the holding, investment or administration of such funds.

                (iii) At the direction of Ford, the Master Trustee shall transfer all or any portion of the Master Trust assets to any Commingled Pool which is maintained by a bank as defined by the Investment Advisers Act of 1940, as amended, and whereupon the instrument establishing such Commingled Pool shall constitute part of the Master Trust, provided; however, that following the transfer of funds to the bank, the Master Trustee shall have no responsibility with respect to the holding, investment or administration of such funds.

                (iv) Purchases and sales of Commingled Pools other than the Group Trust shall be made in accordance with the operational procedures agreed to separately between the Master Trustee and such Commingled Pool provider.

          (f) Separately Managed Portfolios.
At Ford's direction the Master Trustee shall separate all or a portion of the Master Trust into one or more Separately Managed Portfolios. Each Separately Managed Portfolio may be invested in individual equity and debt securities, whether domestic or foreign, mutual funds, commingled pools and any other property or investments, in the sole judgment of the person who is directing the investments of such Separately Managed Portfolio.

Ford shall from time to time specify by written notice to the Master Trustee whether the investment of the Separately Managed Portfolio shall be managed by the Master Trustee, or shall be directed by one or more Investment Managers, or whether both the Master Trustee and one or more Investment Managers are to participate in the investment management of the Separately Managed Portfolio. Ford shall be responsible for ascertaining that while each Investment Manager is acting in such capacity hereunder, such Investment Manager acknowledges in writing that it is a fiduciary within the meaning of Section 3(21)(A) of ERISA, with respect to the Plans.

The Master Trustee shall follow the directions of an Investment Manager regarding the investment and reinvestment of the Master Trust, or such portion thereof as shall be under management by the Investment Manager, and shall be under no duty or obligation to review any investment to be acquired, held or disposed of pursuant to such directions nor to make an recommendations with respect to the disposition or continued retention of any such investment. The Master Trustee shall have no liability or responsibility for acting without question on the direction of, or failing to act in the absence of any direction from an Investment Manager, unless the Master Trustee has knowledge that by such action or failure to act it will be participating in or undertaking to conceal a breach of fiduciary duty by that Investment Manager.

The Investment Manager at any time and from time to time may issue orders for the purchase or sale of securities or investments directly to a broker. In order to facilitate such transactions, the Master Trustee, upon the direction by the Investment Manager, shall execute and deliver appropriate trading authorizations, provided, however, that the Master Trustee may require evidence that all risks associated with such purchase or sale of securities or other investments by the Investment Manager are acknowledged by Ford and the Investment Manager. Written notification of the issuance of each such order shall be given promptly to the Master Trustee by the Investment Manager and the execution of each such order shall be confirmed to the Master Trustee by the broker. Such notification shall be authority for the Master Trustee to pay for securities purchased against receipt thereof and to deliver securities sold against payment therefore, as the case may be. The Master Trustee is also authorized to execute and deliver appropriate trading authorizations when notified by the Investment Manager by other means of communication mutually agreed upon by the Master Trustee and the Investment Manager. The Master Trustee shall, upon receiving written notice of the resignation or removal of the Investment Manager, manage, pursuant to this Section, the investment of the portion of the Master Trust under management by such Investment Manager at the time of its resignation or removal, unless and until the Master Trustee shall be notified of the appointment of another Investment Manager, as provided in this Section, for such portion of such fund.


An Investment Manager shall certify, at the request of the Master Trustee, the value of any securities or other property held in any Manager Fund managed by such Investment Manager, and such certification shall be regarded as a direction with regard to such valuation. The Master Trustee shall be entitled to conclusively rely upon such valuation for all purposes under this Agreement.

     (g) Interest Income Fund.
Master Trust investments in the Interest Income Fund shall be in accordance with the Investment Guidelines for the Interest Income Fund attached hereto as Schedule "C".

     (h) Strategy Funds.
All transactions involving the Strategy Funds shall be done in accordance with the Operating Procedures attached to Part I of Exhibit 2 (DC) to the separate Recordkeeping Agreement as Schedule "G". The investment managers of the respective Strategy Funds, as documented in Schedule "G", shall be responsible for the voting of shares of Mutual Funds, for any annual or special shareholders' meeting, held in the respective Strategy Funds. Ford shall notify the Master Trustee in writing of any change to underlying funds in the Strategy Funds or any change to the investment mix in the Strategy Funds at least 90 days prior to the effective date of such change.

     (i) Liquidity Shortfall.
In any circumstance where credit for any unitized investment fund that is available from unaffiliated banks (as allocated in accordance with the Master Trustee's policies and procedures) together with loans from Ford, if any, are insufficient to meet the liquidity shortfall of any investment fund, Ford shall provide appropriate direction to the Master Trustee concerning how to administer such investment fund in light of a liquidity shortfall, and in the absence of such directions, the Master Trustee shall take steps to close such investment fund to transactions, and/or to delay settlement of such transactions, or such other steps as it deems necessary or appropriate. Ford agrees to hold the Master Trustee and its affiliates harmless, and to indemnify them from and against any and all Losses that may arise in connection with any actions taken by the Master Trustee in accordance with this paragraph.

     (j) Master Trustee Powers.
The Master Trustee shall have the following powers and authority:

                (i) Subject to the limitations imposed by this Section 5, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Master Trust, by private contract or at public auction. No person dealing with the Master Trustee shall be bound to see to the application of the purchase money or other property delivered to the Master Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

                (ii) Subject to the limitations of this Section 5, to invest in investment contracts and short term investments (including interest bearing accounts with the Master Trustee or money market mutual funds advised by affiliates of the Master Trustee) and in any Commingled Pool, including those maintained by the Master Trustee, in which case the provisions of each collective investment fund in which the Master Trust is invested shall be deemed adopted by Ford and the provisions thereof incorporated as part of this Master Trust as long as the fund remains exempt from taxation under Sections 401(a) and 501(a) of the Code.

                (iii) To cause any securities or other property held as part of the Master Trust to be registered in the Master Trustee's own name, in the name of one or more of its nominees, or in the Master Trustee's account with the Depository Trust Company of New York and to hold any investments in bearer form, but the books and records of the Master Trustee shall at all times show that all such investments are part of the Master Trust.

                (iv)

     (a) To borrow funds from a bank not affiliated with the Master Trustee in order to provide sufficient liquidity to process Plan transactions in a timely fashion, provided that the reasonable cost of such borrowing, to the extent not borne by Ford or others, shall be allocated in a reasonable fashion to the unitized investment fund(s) in need of liquidity.

     (b) With regard to the Ford Stock Fund, to borrow additional funds from Ford, pursuant to the Uncommitted Line of Credit Agreement dated October 20, 2000, or as may be specified in a subsequent, superseding agreement.

                (v) To make, execute, acknowledge, and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted.

                (vi) Subject to consultation with and approval by Ford, to settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Master Trust; to commence or defend suits or legal or administrative proceedings; to represent the Master Trust in all suits and legal and administrative hearings; and to pay all reasonable expenses arising from any such action, from the Master Trust if not paid by Ford.

                (vii) To do all other acts, although not specifically mentioned herein, as the Master Trustee may deem necessary to carry out any of the foregoing powers and the purposes of the Master Trust.


Section 6.  Participant Direction.

     (a) Investments.

Each Participant shall be responsible for directing the Master Trustee in which investment option(s) to invest the assets in the Participant's individual accounts. Such directions may be made by Participants by use of the telephone exchange system, the internet or in such other manner as may be agreed upon from time to time by Ford and the Master Trustee, in accordance with written Exchange Guidelines attached to Part I of Exhibit 2 (DC) to the separate Recordkeeping Agreement as Schedule "C". In the event that the Master Trustee fails to receive a proper direction from the Participant with regard to the SSIP or the TESPHE, the assets shall be invested in the Interest Income Fund, while the Master Trustee seeks a proper direction. In the event that the Master Trustee fails to receive a proper direction from the Participant with regard to the FRP, the assets shall be invested in the Fidelity Freedom Fund determined according to a methodology selected by Ford and communicated to the Master Trustee in writing. Any assets in the FRP or SSIP Forfeiture Accounts will be invested in the Interest Income Fund. In the case of any other unallocated Plan assets for which the Master Trustee does not have proper direction, the Plan's default investment shall be the Interest Income Fund. Neither Ford nor the Master Trustee shall be liable for any Losses, or by reason of any breach, which arises from a Participant's exercise or non-exercise of rights under this Agreement over the assets in the Participant's accounts.

     (b) Disbursements.
Each Participant shall be responsible for directing the Master Trustee to make benefit payments or Participant loans in accordance with the procedures set forth in the Plan Administrative Manual. The Master Trustee shall not be responsible for any disbursement properly made in accordance with such procedures (other than tax withholding and reporting obligations assumed under this Agreement.)


Section 7.  Accounts, Plan Qualification and Allocation of Interests.

     (a) Accounts.
The Master Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder, and shall report the value of the assets held in the Master Trust as of each Reporting Date. Within thirty
(30) days following each Reporting Date or within sixty (60) days in the case of a Reporting Date caused by the resignation or removal of the Master Trustee, or the termination of this Agreement, the Master Trustee shall file with Ford a written account setting forth all investments, receipts, disbursements, and other transactions effected by the Master Trustee between the Reporting Date and the prior Reporting Date, and setting forth the value of the Trust as of the Reporting Date. Except as otherwise required under ERISA, upon the expiration of twelve (12) months from the date of filing such account with Ford, the Master Trustee shall have no liability or further accountability to anyone with respect to the propriety of its acts or transactions shown in such account, except with respect to such acts or transactions as to which Ford shall within such twelve
(12) month period file with the Master Trustee written objections.

     (b) Plan Qualification and ERISA Section 404(c).
The Plans are intended to be qualified under section 401(a) of the Code and the Master Trust established hereunder is intended to be tax-exempt under section 501(a) of the Code. Ford represents that to the extent Participants are able to instruct the investment of their accounts, the Plan is intended to constitute a plan described in section 404(c) of ERISA and Title 29 of the Code of Federal Regulations Section 2550.404c-1. A confirmation of the Plans' current tax-qualified status is attached hereto as Schedule "B," and Ford shall provide evidence reasonably satisfactory to the Master Trustee of the Plans' continued qualification upon request by the Master Trustee. Ford has the sole responsibility for ensuring the Plans' tax-qualified status. The Master Trustee's provision of the services set forth in this Agreement shall be conditioned on Ford delivering to the Master Trustee a copy of any amendment to the Plan as soon as administratively feasible following the amendment's adoption and on Ford providing the Master

Trustee, on a timely basis, with all the information the Master Trustee reasonably deems necessary for it to perform the recordkeeping and administrative services set forth herein, and such other information as the Master Trustee may reasonably request.

     (c) Allocation of Interests.
All transfers to, withdrawals from, or other transactions regarding the Master Trust shall be conducted in such a way that the proportionate interest in the Master Trust of each Plan and the fair market value of that interest may be determined at any time. Whenever the assets of more than one Plan are commingled in the Master Trust or in any investment option, the undivided interest therein of each such Plan shall be debited or credited (as the case may be) (i) for the entire amount of every contribution received on behalf of such Plan, every benefit payment, or other expense attributable solely to such Plan, and every other transaction relating only to such Plan; and (ii) for its proportionate share of every item of collected or accrued income, gain or loss, and general expense, and of any other transactions attributable to the Trust or that investment option as a whole.


Section 8.  Compensation and Expenses.
The Master Trustee's bill shall be computed and remitted in accordance with Section F of Part I of Exhibit 2 (DC) to the separate Recordkeeping Agreement, as amended from time to time, or as otherwise agreed to in writing by the Master Trustee and Ford. Ford shall send to the Master Trustee a payment in such amount, or to the extent that the Plan may permit, Ford may direct the Master Trustee to deduct such amount from Participants' accounts. All expenses of the Master Trustee relating directly to the acquisition and disposition of investments constituting part of the Master Trust, and all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Master Trust or the income thereof, shall be a charge against and paid from the appropriate investment option.


Section 9.  Directions and Responsibility.

     (a) Directions from Ford or Administrator.
Ford shall from time to time designate the persons authorized to act on its behalf under the provisions of this Agreement. Such designation shall be made in a communication in the form attached hereto as Schedule "A" signed by the Vice President-Treasurer, the Secretary or Assistant Secretary of Ford, and shall include the signature of the person so designated. Whenever Ford or Administrator provides a direction to the Master Trustee, the Master Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by an individual whose name and signature have been submitted (and not withdrawn) in writing to the Master Trustee by Ford in the form attached hereto as Schedule "A", provided that the Master Trustee reasonably believes the signature of the individual to be genuine. Such direction may also be made via EDT or other electronic means in accordance with procedures agreed to by Ford and the Master Trustee; provided, however, that the Master Trustee shall be fully protected in relying on such direction as if it were a direction made in writing by Ford. The Master Trustee shall have no responsibility to ascertain any direction's (i) accuracy, (ii) compliance with applicable law, or (iii) effect for tax purposes (other than tax withholding and reporting obligations assumed under this Agreement.

     (b) Conduct.
The Master Trustee hereby agrees not to take any action contrary to the Plans (as communicated to the Master Trustee) or the Summary Plan Description provided to Participants (as communicated to the Master Trustee). The Master Trustee hereby acknowledges that it has received from Ford a copy of the Summary Plan Description. The Master Trustee shall discharge its responsibilities as a "directed trustee" under section 403(a)(1) of ERISA.

     (c) Co-Fiduciary Liability.
In any other case, the Master Trustee shall not be liable for any Losses, or by reason of any breach, arising from any act or omission of another fiduciary under the Plan except as provided in section 405(a) of ERISA. Without limiting the foregoing, the Master Trustee shall have no liability for the acts or omissions of any predecessor or successor trustee.

     (d) Responsibility.
Ford and Master Trustee agree that they will cooperate with each other in the event of litigation or other dispute to determine the response that is appropriate to any claim made against Ford or the Master Trustee or both and the apportionment of the resulting Losses and liability, if any, in connection with such claim. Ford and the Master Trustee acknowledge that some claims may be made against either or both parties even though only one of the parties would be responsible under the Plans and the Agreement for the action, or inaction, that gives rise to the claim and that the identity of the party whose action, or inaction, gives rise to the claim may not always be clear. The parties agree that, in general, and subject to the requirements of applicable law, claims arising by reason of the interpretation of the Plan provisions or by reason of Ford directions will be defended by Ford and Ford will be responsible for any Losses therefore; and claims arising from the administration and operation of this Agreement will be defended by the Master Trustee and the Master Trustee will be responsible for any Losses therefore. In any event, each party will give notice to the other of any controversy and each party will cooperate with the other to resolve such controversy.

     (e) Indemnification.
Ford shall indemnify the Master Trustee against, and hold the Master Trustee harmless from, Losses, that may be incurred by, imposed upon, or asserted against the Master Trustee by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Master Trust; provided however, that Ford shall not be required to indemnify Master Trustee in the event any Losses are caused by the bad faith, negligence, willful misconduct or breach of fiduciary duty of the Master Trustee or its affiliates and their respective employees and agents.

The Master Trustee shall indemnify Ford against, and hold Ford harmless from, any and all Losses that may be incurred by, imposed upon, or asserted against Ford by reason of any claim, regulatory proceeding, or litigation arising from Master Trustee's breach of this Agreement, bad faith, negligence, willful misconduct or breach of fiduciary duty of the Master Trustee or its affiliates and their respective employees and agents.

Section 10.  Resignation or Removal of Master Trustee and Termination.

     (a) Resignation and Removal.
The Master Trustee may resign at any time upon sixty (60) days' notice in writing to Ford, unless a shorter period of notice is agreed upon by Ford. Ford may remove the Master Trustee upon sixty (60) days' notice in writing to the Master Trustee, unless a shorter period of notice is agreed upon by the Master Trustee.

     (b) Termination.
This Agreement may be terminated at any time by Ford upon sixty (60) days' notice in writing to the Master Trustee. On the date of termination of this Agreement, the Master Trustee shall forthwith transfer and deliver to such individual or entity as Ford shall designate, all cash and assets then constituting the Master Trust. If, by the termination date, Ford has not notified the Master Trustee in writing as to whom the assets and cash are to be transferred and delivered, the Master Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. The Master Trustee shall be reimbursed by Ford for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys' fees and disbursements.

The provisions of Section 9, and the last sentence of Section 5(j) shall survive termination of this Agreement.


Section 11.  Successor Trustee.

     (a) Appointment.
If the office of Master Trustee becomes vacant for any reason, Ford may in writing appoint a successor trustee under this Agreement. The successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to the Master Trustee under this Agreement. The successor trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Master Trust.

     (b) Acceptance.
As of the date the successor trustee accepts its appointment under this Agreement, title to and possession of the Master Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee. The predecessor trustee shall execute all instruments and do all acts that may be reasonably necessary or reasonably requested in writing by Ford or the successor trustee to vest title to all Master Trust assets in the successor trustee and to deliver all Master Trust assets to the successor trustee.

     (c) Corporate Action.
Any successor to the Master Trustee or successor trustee, either through sale or transfer of the business or trust department of the Master Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction of either the Master Trustee or successor trustee, shall, upon consummation of the transaction, become the successor trustee under this Agreement.

Section 12.  Resignation, Removal, and Termination Notices.
All notices of resignation, removal, or termination under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to Ford c/o Vice President-Treasurer, Ford Motor Company, 11th Floor - One American Road, Dearborn, Michigan 48126-2798, and to the Master Trustee c/o FESCo Business Compliance, Contracts Administration, 82 Devonshire Street, MM3H, Boston, Massachusetts 02109, or to such other addresses as the parties have notified each other of in the foregoing manner.


Section 13.  Duration.
This Master Trust shall  continue in effect  without limit as to time,  subject,
however,   to  the   provisions  of  this   Agreement   relating  to  amendment,
modification, and termination thereof.


Section 14.  Amendment or Modification.
This Agreement may be amended or modified at any time and from time to time only by an instrument executed by both Ford and the Master Trustee. The individuals authorized to sign such instrument on behalf of Ford shall be those authorized by Ford on Schedule "A."


Section 15.  Electronic Services.
     (a) The Master Trustee may provide Electronic Services and/or Electronic Products, including, but not limited to, Fidelity Plan Sponsor WebStation. Ford and its agents agree to use such Electronic Services and Electronic Products only in the course of reasonable administration of or participation in the Plan and to keep confidential and not publish, copy, broadcast, retransmit, reproduce, commercially exploit or otherwise redisseminate the Electronic Products or Electronic Services or any portion thereof without the Master Trustee's written consent, except, in cases where Master Trustee has specifically notified Ford that the Electronic Products or Services are suitable for delivery to Ford's Participants, for non-commercial personal use by Participants or beneficiaries with respect to their participation in the Plan or for their other retirement planning purposes.

     (b) Ford shall be responsible for installing and maintaining all Electronic Products, (including any programming required to accomplish the installation) and for displaying any and all content associated with Electronic Services on its computer network and/or intranet so that such content will appear exactly as it appears when delivered to Ford. The Master Trustee will assist Ford in such installation and maintenance upon request by Ford. All Electronic Products and Services shall be clearly identified as originating from the Master Trustee or its affiliate. Ford shall promptly remove Electronic Products or Services from its computer network and/or intranet, or replace the Electronic Products or Services with updated products or services provided by the Master Trustee, upon written notification (including written notification via facsimile) by the Master Trustee.

     (c) All Electronic Products shall be provided to Ford without any express or implied legal warranties or acceptance of legal liability by the Master Trustee, and all Electronic Services shall be provided to Ford without acceptance of legal liability related to or arising out of the electronic nature of the delivery or provision of such Services. Provided, however, the Master Trustee shall defend, indemnify and hold Ford harmless from any claims brought by third parties based upon infringement of any patent, copyright, trademark, trade secret or other proprietary right in connection with the Electronic Products furnished under the Agreement. Ford shall promptly notify the Master Trustee in writing of any such claim. Ford shall give reasonable assistance to the Master Trustee in defense of any claim, at the Master Trustee's expense. The Master Trustee shall have sole control of the defense of any such claim. Except as otherwise stated in this Agreement, and except with respect to data specific to Ford's Participants embedded in the products or services, which data is the property of Ford and/or Ford's Participants, no rights are conveyed to any property, intellectual or tangible, associated with the contents of the Electronic Products or Services and related material. The Master Trustee hereby grants to Ford a non-exclusive, non-transferable revocable right and license to use the Electronic Products and Services in accordance with the terms and conditions of this Agreement.

     (d) To the extent that any Electronic Products or Services utilize internet services to transport data or communications, the Master Trustee will take, and Ford agrees to follow, reasonable security precautions, however, the Master Trustee disclaims any liability for interception of any such data or communications, provided that the Master Trustee has followed such reasonable security precautions. The Master Trustee reserves the right not to accept data or communications transmitted via electronic media by Ford or a third party if it determines that the media does not provide adequate data security, or if it is not administratively feasible for the Master Trustee to use the data security provided. The Master Trustee shall not be responsible for, and makes no warranties regarding access, speed or availability of Internet or network services, or any other service required for electronic communication. The Master Trustee shall not be responsible for any loss or damage related to or resulting from any changes or modifications to the Electronic Products or Services after delivering it to Ford.

     (e) The Master Trustee will provide to Participants the FullViewSM service via NetBenefits, through which Participants may elect to consolidate and manage any retirement account information available through NetBenefits as well as External Account Information. To the extent not provided by the Master Trustee or its affiliates, the data aggregation service will be provided by Yodlee.com, Inc. or such other independent provider as the Master Trustee may select, pursuant to a contract that requires the provider to take appropriate steps to protect the privacy and confidentiality of information furnished by users of the service. Ford acknowledges that Participants who elect to use FullViewSM must provide passwords and PINs to the provider of data aggregation services. The Master Trustee will use External Account Information to furnish and support FullViewSM or other services provided pursuant to this Agreement, and as otherwise directed by the Participant. The Master Trustee will not furnish External Account Information to any third party, except pursuant to subpoena or other applicable law. Ford agrees that the information accumulated through FullViewSM shall not be made available to Ford, provided, however, that the Master Trustee shall provide to Ford, upon request, aggregate usage data that contains no personally identifiable information.


Section 16.  Assignment.
This Agreement shall be binding on the Parties hereto and their respective successors and assigns. Neither Party shall assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

Section 17.  General.

     (a) Performance by Master Trustee, its Agents or Affiliates.
Ford acknowledges and authorizes that the services to be provided under this Agreement shall be provided by the Master Trustee, its agents or affiliates, including, but not limited to, FIIOC, or the successor to any of them, and that certain of such services may be provided pursuant to one or more separate contractual agreements or relationships. The Master Trustee acknowledges and agrees that it shall remain fully responsible for the performance of all services or duties performed under this Agreement by its affiliates.

     (b) Delegation by Employer.
By authorizing the assets of any Plan as to which it is an "employer" to be deposited in the Master Trust, each employer, other than Ford, hereby irrevocably delegates and grants to Ford full and exclusive power and authority to exercise all of the powers conferred upon Ford and each employer by the terms of this Agreement, and to take or refrain from taking any and all action which such employer might otherwise take or refrain from taking with respect to this Agreement, including the sole and exclusive power to exercise, enforce or waive any rights whatsoever which such employer might otherwise have with respect to the Master Trust, and irrevocably appoints Ford as its agent for all purposes under this Agreement. The Master Trustee shall have no obligation to account to any such employer or to follow the instructions of or otherwise deal with any such employer, the intention being that the Master Trustee shall deal solely with Ford.

     (c) Entire Agreement.
This Agreement together with the schedules attached hereto, which are hereby incorporated by reference herein, contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

     (d) Waiver.
No waiver by either party of any failure or refusal to comply with an obligation hereunder shall be deemed a waiver of any other obligation hereunder or any subsequent failure or refusal to comply with any other obligation hereunder.

     (e) Successors and Assigns.
The stipulations in this Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.

     (f) Partial Invalidity.
If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     (g) Section Headings.
The headings of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

     (h) Returns, Reports and Information.
Except as otherwise specified in this Agreement, Ford shall be responsible for the preparation and filing of all returns, reports, and information required of the Master Trust or Plans by law. The Master Trustee shall provide Ford with such information as Ford may reasonably request to make these filings.

     (i) Communications.
For any Participant communications which are prepared solely by Ford, Ford represents that such communications will include all necessary information required by the regulations under ERISA ss.404(c). The Master Trustee shall request and Ford shall provide all information regarding the content of the communications reasonably necessary to allow the Master Trustee to meet its obligations under this Agreement. The Master Trustee shall have no liability for any loss resulting from Ford's failure to communicate in a manner that would afford the fiduciaries protection under the ERISA ss.404(c) regulations.

For any Participant communications which are furnished solely by Ford, whether prepared by Ford or the Master Trustee, Ford represents that such communications will be furnished to all Participants and beneficiaries in a manner that is consistent with ERISA including, but not limited to, any applicable provisions added by the Sarbanes-Oxley Act or otherwise required by law to afford fiduciaries protection under the ERISA ss.404(c) regulations. For any Participant communications which are furnished in part by Ford, whether prepared by Ford or the Master Trustee, Ford represents that such communications will be furnished to all designated Participants and beneficiaries in a manner that is consistent with ERISA including, but not limited to, any applicable provisions added by the Sarbanes-Oxley Act or otherwise required by law to afford fiduciaries protection under the ERISA ss.404(c) regulations. Communications may be furnished electronically as long as such delivery is consistent with ERISA regulations regarding electronic transmission (ss. 2501.104b-1) and any future applicable guidance. The Master Trustee and its affiliates shall have no liability for any Losses resulting from failure of Ford to furnish any communications in a manner consistent with ERISA, the Sarbanes-Oxley Act or other applicable law.


Section 18.  Governing Law.

     (a) Massachusetts Law Controls.
This Agreement is being made in the Commonwealth of Massachusetts, and the Master Trust shall be administered as a Massachusetts trust. The validity, construction, effect, and administration of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except to the extent those laws are superseded under section 514 of ERISA.

     (b) Which Agreement Controls.
The Master Trustee is not a party to the Plans, and in the event of any conflict between the provisions of the Plans and the provisions of this Agreement, the provisions of the Plans shall control, provided that nothing shall increase or expand the responsibilities of the Master Trustee beyond those set forth in this Agreement without the written consent of the Master Trustee.

Section 19.  Plan Qualification.
Ford shall be responsible for verifying that while any assets of a particular Plan are held in the Master Trust, the Plan (i) is qualified within the meaning of section 401(a) of the Code; (ii) is permitted by existing or future rulings of the United States Treasury Department to pool its funds in a group trust; and
(iii) permits its assets to be commingled for investment purposes with the assets of other such plans by investing such assets in this Master Trust. If any Plan ceases to be qualified within the meaning of section 401(a) of the Code, Ford shall notify the Master Trustee as promptly as is reasonable. Upon receipt of such notice, the Master Trustee shall promptly segregate and withdraw from the Master Trust, the assets which are allocable to such disqualified Plan, and shall dispose of such assets in the manner directed by Ford.







     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                       FORD MOTOR COMPANY



                                       By:   /s/A M Petach
                                             ----------------------------------
                                             Vice President-Treasurer

                                       Name:
                                             ----------------------------------
                                             Anne Marie Petach

                                       Date:
                                             ----------------------------------





                                       FIDELITY MANAGEMENT TRUST COMPANY



                                       By:   /s/Carolyn Redden
                                             ----------------------------------
                                             FMTC Authorized Signatory

                                       Name: Carolyn Redden
                                             ----------------------------------
                                             Authorized Signer

                                       Date: 6/10/05
                                             ----------------------------------

SCHEDULES


                    Schedule "A" - Authorized Signers (Ford)


                               [Ford's Letterhead]

[Date]
Mr. Rick Szpak
Fidelity Employer Services Company LLC
300 Puritan Way - MM3H
Marlborough, MA 01752-3078

         Ford Motor Company Savings and Stock Investment Plan for Salaried Employees ("SSIP")
         Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees ("TESPHE")
         Ford Retirement Plan ("FRP")

Dear Mr. Szpak:


     This letter is sent to you in accordance with Section 9(a) of the Master Trust Agreement, restated as of January 1, 2005, between Ford Motor Company and Fidelity Management Trust Company. [I or We] hereby designate[ myself - if so desired], [name of individual], [name of individual], and [name of individual], as the individuals who may provide directions on behalf of Ford upon which Fidelity Management Trust Company shall be fully protected in relying. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.


     You may rely upon each designation and certification set forth in this letter until [I or we] deliver to you written notice of the termination of authority of a designated individual.

                                    Very truly yours,
                                    Ford Motor Company
                                    By:

[signature of designated individual]
[name of designated individual]



[signature of designated individual]
[name of designated individual]



[signature of designated individual]
[name of designated individual]

                Schedule "B" - Statement of Tax-Qualified Status


                              [Law Firm Letterhead]

     **Note: This Schedule is not necessary if the Plan's IRS determination letter is not more than two (2) years old.

Ms. Rebecca Hays
Fidelity Investments Institutional Operations Company, Inc.
300 Puritan Way - MM3H
Marlborough, MA 01752-3078

         Ford Motor Company Savings and Stock Investment Plan for Salaried Employees ("SSIP")
         Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees ("TESPHE")
                          Ford Retirement Plan ("FRP")

Dear Ms. Hays;

     In accordance with your request, this letter sets forth our opinion with respect to the qualified status under section 401(a) of the Internal Revenue Code of 1986 (including amendments made by the Employee Retirement Income Security Act of 1974) (the "Code"), of the [name of plan], as amended to the date of this letter (the "Plan").
     The material facts regarding the Plan as we understand them are as follows. The most recent favorable determination letter as to the Plan's qualified status under section 401(a) of the Code was issued by the [location of Key District] District Director of the Internal Revenue Service and was dated [date] (copy enclosed). The version of the Plan submitted by [name of company] (the
"Company") for the District Director's review in connection with this determination letter did not contain amendments made effective as of [date]. These amendments, among other matters, [brief description of amendments]. [Subsequent amendments were made on [date] to amend the provisions dealing with [brief description of amendments].]
     Ford has informed us that it intends to submit the Plan to the [location of Key District] District Director of the Internal Revenue Service and to request from him a favorable determination letter as to the Plan's qualified status under section 401(a) of the Code. Ford may have to make some modifications to the Plan at the request of the Internal Revenue Service in order to obtain this favorable determination letter, but we do not expect any of these modifications to be material. Ford has informed us that it will make these modifications.
     Based on the foregoing statements of Ford and our review of the provisions of the Plan, it is our opinion that the Internal Revenue Service will issue a favorable determination letter as to the qualified status of the Plan, as modified at the request of the Internal Revenue Service, under section 401(a) of the Code, subject to the customary condition that continued qualification of the Plan, as modified, will depend on its effect in operation.
     [Furthermore, in that the assets are in part invested in common stock issued by Ford or an affiliate, it is our opinion that the Plan is an "eligible individual account plan" (as defined under Section 407(d)(3) of ERISA) and that the shares of common stock of Ford held and to be purchased under the Plan are "qualifying employer securities" (as defined under Section 407(d)(5) of ERISA). Finally, it is our opinion that interests in the Plan are not required to be registered under the Securities Act of 1933, as amended, or, if such registration is required, that such interests are effectively registered under said Act.]

                                    Sincerely,
                                    [name of law firm]
                                    By:     [signature]
                                            [name of partner]

                                  SCHEDULE "C"
                                                                   Confidential
                               FORD MOTOR COMPANY
                     GUIDELINES FOR THE INTEREST INCOME FUND
                     ---------------------------------------

EFFECTIVE DATE:   November 1, 2003

I.   DESCRIPTION OF THE INTEREST INCOME FUND

     The Interest Income Fund ("IIF") is a diversified book value fund comprised of the following investment types: guaranteed investment contracts ("GICs") and individual fixed-income securities managed by Fidelity Management Trust Company in its capacity as Investment Manager (hereafter "Manager"). The IIF may also be invested in a short-term investment fund for liquidity purposes.

     In conjunction with the investment types described above, Manager shall purchase constant-duration synthetic contracts (hereafter "Synthetic Contracts") to ensure that the IIF is fully benefit-responsive and accounted for at book-value. The IIF will be divided among these synthetic contracts on a pro-rata basis and the contracts will provide a fixed rate of return each calendar year.


II.  INTEREST INCOME FUND OBJECTIVE

     The investment objective for the IIF is to provide a relatively high fixed income yield with little market-related risk. Of primary importance is the preservation of both invested principal and earned interest. Secondary to the preservation of capital is the desire to generate, over time, a composite yield in excess of short-term yields available in the market place.


III. PERMISSIBLE INVESTMENTS AND LIMITATIONS

     Guaranteed Investment Contracts ("GICs")
     ----------------------------------------

     GICs are book-value, benefit-responsive investment contracts issued by insurance companies, banks or other financial services institutions. GICs are unsecured agreements backed by the assets of the issuer.

     GICs for the IIF will be limited to those issuers which have a credit rating of at least AA- (or equivalent) by either Moody's Investors Service, Inc., Standard & Poor's Corporation or other Nationally Recognized Statistical Rating Organization ("NRSRO") at time of purchase. A copy of the Manager's current approved issuer list will be provided upon request.

     Individual Fixed Income Securities
     ----------------------------------

     Manager will invest in U.S. dollar denominated individual fixed income securities ("Securities") for the IIF. Such Securities will be owned directly by the Ford Motor Company Defined Contribution Plans Master Trust (the "Plan"). Subject to the restrictions and limitations contained in these Guidelines, Manager shall have full discretion to invest the IIF over the broad spectrum of fixed income securities. Securities may include, but are not limited to, the following:

     o    Asset-backed securities
     o    Mortgage-backed securities

                                                                    Confidential

     o    Commercial mortgage-backed securities
     o    Collateralized mortgage obligations
     o    U.S. Treasuries
     o    Securities  issued  or  backed  by  U.S.  government  agencies,   U.S.
          government sponsored issuers
     o    Securities issued by supranational organizations
     o    Structured notes and similar arrangements
     o    Corporate bonds
     o    Private placements (including Rule 144a securities)
     o    Money market instruments
     o Futures contracts, options contracts, and swap agreements (derivative instruments subject to CFTC regulation will be used solely for bona fide hedging or other risk management purposes consistent with these Guidelines and in accordance with CFTC rules)


     Synthetic Contracts
     -------------------

     The IIF will be "wrapped" by one or more Synthetic Contracts issued by insurance companies, banks or other financial-services institutions (the "Synthetic Contract Issuers"). Synthetic Contracts shall be benefit-responsive, which means that they shall provide for benefit withdrawals and investment exchanges to be paid at the full book-value of the IIF (i.e., principal plus accrued interest). In this manner, Synthetic Contracts are designed to decrease the normal market fluctuations associated with the performance of the Securities.

     Liquidity Considerations
     ------------------------

     To assure sufficient liquidity for the IIF, Manager will invest in the fund(s) listed in Appendix A attached hereto.


IV.  RESTRICTIONS AND LIMITATIONS

     General Restrictions & Limitations
     ----------------------------------

     o At the time of purchase, Securities must have a credit rating of at least a- (or equivalent) by either Moody's Investors Service, Inc., Standard & Poor's Corporation or other Nationally Recognized
          Statistical  Rating  Organization  ("NRSRO").  For  purposes  of  this limitation, Securities issued or backed by the U.S. Government, U.S. Government agencies, and U.S. Government sponsored issuers shall be deemed to carry a aaa rating (or equivalent).
     o The minimum average credit quality of the portfolio will be the equivalent of aa- or higher. For purposes of determining the minimum average credit quality of the portfolio, Securities issued or backed by the U.S. Government, U.S. Government agencies, and U.S. Government sponsored issuers shall be deemed to carry a aaa rating (or equivalent).
     o At the time of purchase, the duration of any Security shall not exceed eight years.
     o The assets shall be managed with a weighted average duration of not less than two nor more than three-and-one-half years. Short-term investments must be included in the calculation of the portfolio's duration.
     o The market value of the aggregate investment in any single issuer, including its associated companies shall not exceed five percent of the aggregate market value of the portfolio. The net uncollateralized mark-to-market amount owed from a counterparty on derivatives that are non-exchange traded, non-standardized and for which the exchange has not "de-coupled" the counterparties shall be included along with cash securities issued by such counterparty

                                                                    Confidential

          for the purpose of calculating the aggregate exposure to any single issuer. [Note: net amounts due to counterparties are not included as an offset to securities exposure.] This limitation shall not apply to Securities backed by the U.S. Government, U.S. Government agencies, and U.S. Government sponsored issuers.
     o Any investment that is denominated in a currency other than U.S. dollars is prohibited.
     o Borrowing to increase the amount of assets available for investment (leverage) is not permitted.
     o Investing in equity securities, any security convertible into equity securities, and securities with equity type enhancements (e.g. warrants and rights) or any derivative or combination of derivatives that create an equity type exposure is prohibited.
     o Equity type securities received through corporate actions (e.g. warrants rights or shares received in a default work-out) should be liquidated in an orderly manner at Manager's discretion. Manager must notify Ford should the aggregate market value of such holdings as reported on the book of record exceed one percent of the portfolio's market value.
     o Investments in pooled or commingled accounts are prohibited. This limitation shall not apply to investments in the fund(s) listed in Appendix A.


      Restrictions and Limitations on Derivatives
      -------------------------------------------

     o Derivatives may not be used to leverage the portfolio. Notwithstanding the prohibition on leverage, the Manager may use interest rate futures or other derivatives as part of the overall process to manage portfolio risks, provided that the notional amount of derivatives outstanding do not exceed 100% of the market value of the Account. The use of derivatives to manage portfolio risks may include using derivatives 1) as substitutes for traditional securities, 2) to reduce portfolio risks created by other securities, or 3) in fully hedged positions to take advantage of market anomalies. The risks of derivatives, like more traditional securities, should be evaluated in the context of the total portfolio.
     o Investments in any security, derivative security, derivative instrument or combination thereof that can lose more than the original amount invested are prohibited (no leverage).
     o Any non-exchange traded transaction requiring the delivery of collateral from the portfolio (e.g., two-way collateralized swaps) is prohibited.


V.   NOTIFICATION & ESCALATION PROCEDURES

     Should the portfolio be out of tolerance with the restrictions or limitations contained herein (e.g. market value of a single issuer increases to more than 5% of the portfolio's market value), Manager shall notify Ford within two business days following the close of business on the date of such occurrence. Such notification should include a summary of action (including timing) Manager will take to rectify the condition. It is expected that Manager will take action to bring the portfolio back into compliance as soon as prudently possible.


     Securities that no longer carry a credit rating of at least A- (or the equivalent) by Moody's Investors Service, Inc., Standard & Poor's Corporation or any other NRSRO must be removed from the portfolio within 60 days. Exceptions to removing Securities within 60 days may be allowed if the Manager demonstrates it is in the best interest of the Plan to hold the Securities beyond the 60-day removal period. Request for such exceptions must be sent in writing to the Director of Pension Asset Management, Ford Motor Company for approval.

                                                                    Confidential

VI.  MANAGER PERFORMANCE EVALUATION

     The Manager will recommend a benchmark (or a blend of multiple benchmarks) which is representative of their articulated Investment Strategy or Process and represents their universe of investable securities; this will be used as an aid to describe short-term performance.

VII. MANAGER RELATIONSHIPS

     Relationships are expected to be long term; however, Manager may be terminated as investment manager of the IIF without cause. Typical reasons for termination may include, but are not limited to, the following events:

          o Ford's ability or willingness to maintain an externally managed account is reduced.
          o Non-adherence to these Guidelines, or Manager's articulated investment strategy or process.
          o Significant changes in Manager's organizational structure or personnel.
          o    Loss of confidence in Manager's ability to add value.

     Poor short-term performance by itself is not necessarily cause for dismissal. Poor long-term performance may be suggestive of personnel problems, faulty strategies, or a failure to control the investment process and is cause for concern.

     Formal Ford-Manager meetings take place at least annually and should include the following elements:

          1. An update on organizational developments, personnel changes, strategic issues, etc.
          2.   A review of the investment process for adding value.
          3. Performance results in the context of Manager's articulated investment strategy.
          4. Statement of compliance with these Guidelines and/or a summary of activities that may have compromised these Guidelines.
          5.   An update on any regulatory compliance issues.

VIII. OTHER ISSUES

     Soft Dollars: With respect to the IIF, the use of soft dollar arrangements is discouraged and may only be used with Ford's written approval.

     Securities Lending: Manager may not lend securities from the portfolio. The custodian is allowed to lend securities for the benefit of the portfolio, subject to a separate agreement.

     Counterparty Selection: Manager will act in good faith and with due diligence in its choice and use of counterparties and may deal in such markets and/or exchanges and with such counterparties as Manager deems appropriate, subject to the restrictions and limitations contained herein.

     Use of Affiliated Parties: Manager cannot trade through an affiliated broker dealer or enter into transactions with an affiliated counterparty without Ford's written approval.

                                                                    Confidential

FORD MOTOR COMPANY                  FIDELITY MANAGEMENT TRUST COMPANY
                                         as Investment Manager


By: /s/A M Petach             By: /s/Charles S. Morrison
    -----------------------             --------------------------
Name:                                   Charles S. Morrison
Title:                                  Sr. Vice President



Date                                Date  10/31/03
    -----------------------             --------------------------

                                                                    Confidential

                                   APPENDIX A


     Effective as of the date first executed on page 4 of the guidelines on behalf of the Manager, permissible investments for the liquidity portion of the IIF are:

     1.   Fidelity Institutional Money Market Fund: Money Market Portfolio
     2.   Bankers Trust Company Pyramid Directed Account Cash Fund